Exhibit 99.1
Hawthorn Bancshares Announces Increased Cash Dividend and Stock Dividend

Jefferson City, MO. — May 9, 2019 — Hawthorn Bancshares of Jefferson City, MO (NASDAQ: HWBK) announced today that its Board of Directors approved an increase in the quarterly cash dividend of $0.02 per share, or 20%, to a total of $0.12 per share, payable July 1, 2019 to shareholders of record at the close of business on June 15, 2019. Chairman David T. Turner stated, “Hawthorn believes our shareholders should benefit from our improved earnings since the last time we increased our quarterly dividend effective July 1, 2018. Accordingly, the Board of Directors approved the increase in the dividend to $0.12 per share.” The Board also approved a special stock dividend of 4% payable July 1, 2019 to shareholders of record at the close of business on June 15, 2019.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:   Bruce Phelps
                 Chief Financial Officer
                 TEL: 573.761.6100 FAX: 573.761.6272
                 www.HawthornBancshares.com